Exhibit 99

Press Release

Triad Guaranty Inc. Reports $75.0 Million Loss for Fourth Quarter Reflecting Further Deterioration in the Housing and Mortgage Markets

WINSTON-SALEM, N.C., February 13, 2008 -- Triad Guaranty Inc. (NASDAQ GS: TGIC) today reported a net loss for the quarter ended December 31, 2007 of $75.0 million compared with net income of $8.1 million for the same quarter in 2006. The diluted loss per share was $5.05 for the fourth quarter of 2007 compared to diluted earnings per share of $0.54 for the fourth quarter of 2006. Realized investment losses, net of taxes, had no impact on diluted per share amounts for the fourth quarter of 2007 or 2006.

The net loss for the year ended December 31, 2007 was $77.5 million compared to net income of $65.6 million in 2006. The diluted loss per share was $5.22 for the year ended December 31, 2007 compared to diluted earnings per share of $4.40 in 2006. Realized investment losses, net of taxes, increased the net loss per share by $0.13 in 2007. Realized investment gains, net of taxes, increased earnings per share by $0.07 in 2006.

Mark K. Tonnesen, President and Chief Executive Officer, said, “The trends we encountered in the third quarter accelerated in the fourth, especially the rise in defaults in locations where home prices are under pressure. While the total portfolio default counts increased 38% during the quarter, in California and Florida, default counts rose a combined 85%. The rapid and significant deterioration in the housing markets and its effect on our portfolio performance has prompted us to implement various measures reflected in our underwriting standards, capital management, loss mitigation and expense management.”

Mr. Tonnesen continued, “During the fourth quarter, we took a leadership role in our industry by tightening underwriting guidelines. Our new guidelines, which address loan to value limitations, credit scores and loan documentation, and incorporate volume limitations in distressed markets, led to our reduced fourth quarter production and are expected to further limit production in 2008. The Company has developed and is actively pursuing a plan to manage and enhance its capital resources. Although, at this time, we can give no assurance that we will be able to successfully implement our plan, we realize these efforts are critically important to the future of Triad Guaranty. Thus, enhancing capital resources is a top priority. Capital management dictated our decision during the quarter to withdraw from Canada and contribute this capital to our U.S. insurance subsidiary.”

Total insurance in force reached $68.2 billion at December 31, 2007 compared with $56.8 billion at December 31, 2006. The total insurance in force consisted of Primary of $46.4 billion and Modified Pool of $21.8 billion at December 31, 2007, compared with $34.1 billion and $22.7 billion, respectively, at year end 2006. Total new insurance written during the fourth quarter of 2007, consisting only of Primary business written under our more restrictive underwriting approach, totaled $2.7 billion compared with $3.9 billion of Primary and $2.1 billion of Modified Pool written in the fourth quarter of 2006. The underlying volume of structured bulk transactions comprising both Primary and Modified Pool business may fluctuate significantly from quarter to quarter.

Earned premiums for the fourth quarter of 2007 were $73.1 million, an increase of 26% over the same period in 2006 and effectively flat compared to the third quarter of 2007. The 2007 growth in earned premiums compared to 2006 was principally due to growth in Primary insurance in force. Annual persistency on the Primary business was 81% at December 31, 2007, compared with 77% at December 31, 2006.

Net losses and loss adjustment expenses of $191.7 million for the fourth quarter of 2007, compared to $106.8 million for the third quarter of 2007 and $41.3 million for the fourth quarter of 2006, reflect the substantial changes that have occurred in the mortgage and housing markets during the second half of 2007 and especially during the fourth quarter. Net losses and loss adjustment expenses for the fourth quarter of 2007 include a reserve increase of $150.7 million compared to $76.6 million and $23.3 million for the third quarter of 2007 and the fourth quarter of 2006, respectively. Paid claims totaled $36.3 million in the fourth quarter of 2007, compared to $28.5 million for the third quarter of 2007 and $16.6 million for the fourth quarter of 2006.

Average severity on Primary paid claims was $41,600 in the fourth quarter of 2007, up from $36,900 in the third quarter of 2007 and $28,100 in the fourth quarter of 2006. The average severity on Modified Pool paid claims in the fourth quarter was $57,900, which also was up significantly compared to $41,300 in the third quarter of 2007 and $26,200 in the fourth quarter of 2006. The Primary delinquency rate was 3.81% at December 31, 2007 compared with 2.80% at September 30, 2007 and 2.47% at December 31, 2006. The Modified Pool delinquency rate rose to 6.09% at December 31, 2007 compared with 4.42% and 2.67% at September 30, 2007 and December 31, 2006, respectively.

The Company’s loss ratio was 262.1% for the fourth quarter of 2007 compared to 148.2% for the third quarter of 2007 and 70.9% for the fourth quarter of 2006. The Company’s expense ratio was 20.8% for the fourth quarter of 2007 compared to 22.4% for the third quarter of 2007 and 22.8% for the fourth quarter of 2006.

In order to help investors better understand Triad’s business, the Company has updated the supplemental information related primarily to product differentiation, risk structures, additional portfolio characteristics and performance on its web site at www.triadguaranty.com for fourth quarter results. The supplemental information can be found under Investors and then under Webcasts and Presentations by the title “Supplemental Information - Fourth Quarter 2007”.

(Relevant Triad Guaranty Inc. financial and statistical information follows)

Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the Company’s web site at http://www.triadguaranty.com.

Diluted realized investment gains (losses) per share, net of taxes, is a non-GAAP financial measure. The Company believes this is relevant and useful information to investors because, except for losses on impaired securities, it shows the effect that the Company’s discretionary sale of investments had on earnings. This document may contain forward-looking statements that involve various risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Attention is directed to the discussion of risk and uncertainties as part of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995 contained in the Company’s most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

SOURCE: Triad Guaranty Inc.

CONTACT: Ken Jones, Senior Vice President and Chief Financial Officer, Triad Guaranty Inc., 336.723.1282 ext. 1105 or kjones@tgic.com

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